Exhibit 10.1

Johnson Controls, Inc. 5757 North Green Bay Avenue Post Office Box 591 Milwaukee, WI 53201-0591 Tel. 414/524-3422

R. Bruce McDonald
Executive Vice President & Vice Chairman
Neal Marchuk
October 29, 2015
Dear Neil:
I am pleased to confirm our verbal offer of employment as Vice President and Chief Human Resources Officer of the new Automotive Company with an anticipated start date of January 1, 2016. In this role you will report directly to me. You will be recommended for appointment as an Officer of the newly created Automotive Company at the Board of Directors’ meeting immediately following the separation from Johnson Controls.
Base Salary
Your annual base salary will $600,000 paid on a semi-monthly basis.
Annual Incentive Performance Plan (AIPP)
You will participate in the Johnson Controls Annual Incentive Performance Plan (AIPP) at a target of 95% of your annual base salary. For fiscal year 2016, based on your expected December 1 start date, your award will be pro-rated to 83.3%. The performance measures for AIPP are determined by the Compensation Committee each year, and currently are a combination of year-over-year segment income growth, return on sales, and return on assets. Actual incentive payments to you under the Plan can range from 0% of base salary to as much as 237.5% of base salary.
Restricted Stock Units
For fiscal year 2016, you will participate in the Johnson Controls Restricted Stock Program. Subject to Compensation Committee approval in March, you will be granted a restricted stock unit award valued at $1,400,000. Annual grants are made at the discretion of the Compensation Committee and generally occur annually in October. Vesting of your March award will occur on October 7, 2018, to align with our annual grant made for fiscal year 2016. Annual grants typically vest three years from the date of grant.
Stock Ownership
Upon the approval of your appointment as an Officer of the Automotive Company, you will be expected to accumulate ownership of the Automotive Company stock in the amount of three times your base salary. You will have five years from the spinoff date to achieve that ownership level. The equity programs, Executive Deferred Compensation Plan, and investment options in your 401(k) plan all work together to assist you in meeting this expectation.

October 29, 2015

Company Vehicle
Your position with the Company also entitles you to the use of a company vehicle. You will be able to select a new vehicle from the list of approved vehicles with Johnson Controls product content. All fixed and operating expenses are covered by the Company. You will, however, receive a statement of imputed income each year representing your non-business usage and you will be responsible for the taxes related to that income.
Benefits
Johnson Controls offers an extensive employee benefit program. Choices exist for employees and their dependents in medical, dental, life and disability insurance. You will be eligible to participate in the Savings and Investment Plan shortly after you start. This qualified plan has two components: (1) an annual Company contribution and (2) a matching contribution on your 401k pre-tax deferrals up to 6% of your annual salary and bonus. In addition, the Company restores employee deferrals above IRS limits (and matching contributions on those deferrals), as well as annual contributions above IRS compensation limits in a non-qualified Retirement Restoration Plan. You are also entitled to 4 weeks of vacation and 13 company paid holidays each year.
Flexible Perquisites
You will also be able to participate in the Flexible Perquisites Plan which provides you with up to 5% of your annual base salary each year to cover such personal expenses as financial planning and club dues. Taxes on perquisite funds are the responsibility of the participant.
Additional One-Time Recognition
In recognition of value you are leaving behind, you will receive the following payments:

•	One-time cash payment of $1,500,000 during your first month of employment ($600,000 sign-on incentive, $400,000 FY2015 AIPP, and 500,000 FY2015 LTIPP)

•	One-time cash payment of $400,000 in December 2016 (FY2015 LTIPP) provided you remain employed with the Company, or the Automotive Company after its separation from JCI, to such date

•	One-time cash payment of $400,000 in December 2017 (FY2015 LTIPP) provided you remain employed with the Company, or the Automotive Company after its separation from JCI, to such date
In addition, pending approval of the Compensation Committee of the new Automotive Company following the separation from Johnson Controls, you will receive an equity grant valued at $3,000,000 which will vest three years from the date of grant. If, however, the separation of the Automotive Company has not occurred by the [second anniversary] of the date of this letter, then provided you are still employed with the Company at that time, the Company will pay you $3,000,000 in cash as soon as practicable after that [second anniversary] in lieu of the equity grant.
Employment Agreement
For the period between December 1st and the date of the separation of Automotive Experience from Johnson Controls, we will extend to you an agreement which is intended to protect you from certain risks by providing for payment and benefits in the event of certain terminations of employment.

October 29, 2015

If you are terminated by the Company for reasons other than death, disability or cause, then the Company will pay you the following amounts as severance pay:

•	A $3,0000,000 cash lump sum in lieu of the equity grant described in the “Additional One-Time Recognition” paragraph above;

•	If your restricted stock units described in the “Restricted Stock Units” paragraph above have not yet been granted, a $1,400,000 cash lump sum in lieu of such unit award;

•	To the extent one or both of the $400,000 payments described in the “Additional One-Time Recognition” paragraph above have not yet been paid, a cash lump sum of such unpaid amount(s); and

•	A lump sum payment of an amount equal to one times your then-current annual base salary.
For purposes of this letter, the Company will have “cause” to terminate your employment if you engage in any of the following acts: theft, dishonesty, fraudulent misconduct, gross dereliction of duty, grave misconduct injurious to the Company or serious violation of the law or the Company’s policies and procedures on employee conduct. In order to receive the severance pay under this section, you will be required to sign a full release of claims, in the form provided by the Company. If you sign (and do not revoke) the release within the time period specified in the release, the lump sum severance pay will be paid to you as soon as practicable after the release becomes effective, although if the period for you to consider and sign the release spans two calendar years, then payment will be made as soon as practicable in the second calendar year. Neither your transfer of employment from JCI to the Automotive Company, nor the separation of the Automotive company from JCI, will be treated as an Involuntary termination of employment for purposes of this paragraph.
Neil, we are confident that the combination of your work experiences and personal attributes will allow you to contribute and succeed at the new Automotive Company. Please do not hesitate to call me at Johnson Controls (414) 524-3422 if I can answer any questions or provide additional information or clarification. We look forward to your accepting our offer as soon as possible. Please return a signed copy of this letter to signify your agreement with this offer, which is contingent upon your passing our standard drug screening process.

Sincerely,
/s/ R. Bruce McDonald	Accepted:	/s/ Neil Marchuk
Neil Marchuk
R. Bruce McDonald
Executive Vice President and	Date:	October 11, 2015
Vice Chairman